                                                                    Exhibit 9(b)
                           TRANSFER AGENCY AGREEMENT


  AGREEMENT made as of the 8th day of August, 1990, between THE PARKSTONE GROUP OF FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 1900 East Dublin-Granville Road, Columbus, Ohio 43229, and THE WINSBURY SERVICE CORPORATION ("Winsbury"), an Ohio corporation having its principal place of business at 1900 East Dublin-Granville Road, Columbus, Ohio 43229.

  WHEREAS, the Trust desires that Winsbury perform certain services for the Trust, and for each of its series denominated as funds and whose shares of beneficial interest comprise from time to time the shares of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds");

  WHEREAS, Winsbury has previously performed such services for the Trust pursuant to a Transfer Agency and Service Agreement dated May 8, 1990, which Agreement the Trust and Winsbury now desire to amend and restate in its entirety; and

  WHEREAS, Winsbury is willing to perform such services on the terms and conditions as now set forth in this Agreement;

  NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

  1. SERVICES. Winsbury shall perform for the Trust the services set forth in Schedule A hereto, including services as Transfer Agent.

  Winsbury also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. Winsbury shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

  2. FEES. The Trust shall pay Winsbury for the services to be provided by Winsbury under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by Winsbury pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

  3. REIMBURSEMENT OF EXPENSES. In addition to paying Winsbury the fees described in Section 2 hereof, the Trust agrees to reimburse Winsbury for Winsbury's out-of-pocket expenses in providing services hereunder, including without limitation the following:

   A. All freight and other delivery and bonding charges incurred by Winsbury in delivering materials to and from the Trust and in delivering all materials to shareholders;
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   B.  All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Winsbury in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for Winsbury to perform the services to be provided hereunder;

   C. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by Winsbury for the performance of the services to be provided hereunder;

   D.  The cost of microfilm or microfiche of records or other materials; and

   E. Any expenses Winsbury shall incur at the written direction of an officer of the Trust thereunto duly authorized.

  4. EFFECTIVE DATE. This Agreement shall become effective as of the date first written above (the "Effective Date").

  5. TERM. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for an initial term of one year from the Effective Date (the "Initial Term"). Thereafter, this Agreement shall continue in effect unless either party hereto terminates this Agreement by giving 90 days' written notice to the other party, whereupon this Agreement shall terminate automatically upon the expiration of said 90 days; provided, however, that after such termination, for so long as Winsbury, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Winsbury but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Winsbury shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of Winsbury's cash disbursements and a reasonable fee (which fee shall be not less than the sum of the actual costs incurred by Winsbury in performing such service and 2 percent of such costs) for services in connection with Winsbury's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors or investment advisers and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, Winsbury will provide, for a reasonable fee, the Trust with reasonable access to any Trust documents or records remaining in its possession. Further, this Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 60 days' notice by the Trust's Board of Trustees or by Winsbury.

  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of either party with respect to its obligations


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and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business;
(d) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

  6. UNCONTROLLABLE EVENTS. Winsbury assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

  7. LEGAL ADVICE. Winsbury shall notify the Trust at any time Winsbury believes that it is in need of the advice of counsel (other than counsel in the regular employ of Winsbury or any affiliated companies) with regard to Winsbury's responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, Winsbury, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving Winsbury's willful misfeasance or gross negligence with respect to Winsbury's responsibilities and duties hereunder and shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

  8. INSTRUCTIONS. Whenever Winsbury is requested or authorized to take action hereunder pursuant to instructions from a shareholder concerning an account in the Trust, Winsbury shall be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing, by electronic or telephone transmission, believed by Winsbury to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder, as the case may be.

  As to the services to be provided hereunder, Winsbury may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Trust to the extent that such services are described therein unless Winsbury receives written instructions to the contrary in a timely manner from the Trust.

  9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. Winsbury shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or





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omitted by Winsbury in the absence of bad faith, willful misfeasance or gross negligence. The Trust agrees to indemnify and hold harmless Winsbury, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Winsbury's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Winsbury by the Trust or the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Winsbury in cases of its own willful misfeasance or gross negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Winsbury shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Winsbury.

  10. RECORD RETENTION AND CONFIDENTIALITY. Winsbury shall keep and maintain on behalf of the Trust all books and records which the Trust or Winsbury is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, relating to the maintenance of books and records in connection with the services to be provided hereunder. Winsbury further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or the dealer of record as to such account.

  11. REPORTS. Winsbury will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and Winsbury shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.





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  12.  RIGHTS OF OWNERSHIP.  All computer programs and procedures developed to perform services required to be provided by Winsbury under this Agreement are the property of Winsbury. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

  13. RETURN OF RECORDS. Winsbury may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Winsbury's files, records and documents created and maintained by Winsbury pursuant to this Agreement which are no longer needed by Winsbury in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Winsbury for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

  14. BANK ACCOUNTS. The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that Winsbury may perform the services required to be performed hereunder. To the extent that the performance of such services shall require Winsbury directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for Winsbury to effect such disbursements.

  15.  REPRESENTATIONS OF THE TRUST.  The Trust certifies to Winsbury that:
(A) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (B) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (C) this agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

  16. REPRESENTATIONS OF WINSBURY. Winsbury represents and warrants that: (A) Winsbury has complied with, and shall continue to be in compliance with, all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended, required in connection with the performance of its duties under this Agreement; and (B) the various procedures and systems which Winsbury has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Trust and Winsbury's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.





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  17.  INSURANCE.  Winsbury shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reasons therefor. Winsbury shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Winsbury under its insurance coverage.

  18. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS. The Trust has furnished to Winsbury the following:

   A. Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

   B.  Copies of the following documents:

     (1)  The Trust's Code of Regulations and any amendments thereto;

     (2) Certified copies of resolutions of the Board of Trustees covering the following matters:

       a. Approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Winsbury hereunder; and

       b. Authorization of Winsbury to act as Registrar, Transfer Agent and Dividend Disbursing Agent for the Trust.

   C. A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Winsbury in all matters.

   D. Two copies of the following (if such documents are employed by the Trust):

     (1)  Prospectuses and Statements of Additional Information for each Fund;

     (2)  Distribution Agreements;

     (3)  Investment Advisory Agreements; and

     (4) All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Trust.


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   E.  A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of Winsbury's appointment as Transfer Agent (or as of the date on which Winsbury's services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

  19. INFORMATION FURNISHED BY WINSBURY. Winsbury has furnished to the Trust the following:

   A.  Winsbury's Articles of Incorporation.

   B.  Winsbury's Code of Regulations and any amendments thereto.

   C.  Certified copies of actions of Winsbury covering the following matters:

     (1) Approval of this Agreement, and authorization of a specified officer of Winsbury to execute and deliver this Agreement;

     (2) Authorization of Winsbury to act as Transfer Agent and Shareholder Servicing Agent for the Trust.

  20. AMENDMENTS TO DOCUMENTS. The Trust shall furnish Winsbury written copies of any amendments to, and changes in, any of the items referred to in
Section 18 hereof forthwith upon such amendments and changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Winsbury in providing the services agreed to hereunder or which amendment might affect the duties of Winsbury hereunder unless the Trust first obtains Winsbury's approval of such amendments or changes.

  21. RELIANCE ON AMENDMENTS. Winsbury may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless Winsbury from and against any all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of Winsbury in reasonable reliance upon such amendments and/or changes. Although Winsbury is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, Winsbury shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains Winsbury's written consent to and approval of such amendments or changes.

  22. COMPLIANCE WITH LAW. Except for the obligations of Winsbury's set forth in Section 11 hereof, the Trust assumes full responsibility for the preparation, contents and


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distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction. Winsbury shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 has been declared or becomes effective.

  23. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 1900 East Dublin-Granville Road, Columbus, Ohio 43229, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

  24. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

  25. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

  26. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

  27. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. The names "The Parkstone Group of Funds" and "Trustees of The Parkstone Group of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust dated March 25, 1987, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Parkstone Group of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


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
  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                          THE PARKSTONE GROUP OF FUNDS

Seal
                                          By /s/ G. Ronald Henderson
                                             ------------------------------
                                             G. Ronald Henderson, President



                                          THE WINSBURY SERVICE CORPORATION

Seal
                                          By /s/ Kenneth B. Quintenz
                                             ------------------------------
                                             Kenneth B. Quintenz, Chairman





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                                   SCHEDULE A

                            TRANSFER AGENCY SERVICES


I. RECORD MAINTENANCE.

  Winsbury shall provide full maintenance of all shareholder records for each
  account in the Trust.   Such records will include:

  A. Share balances.

  B. Account transaction history, including dividends paid and the date and price for all transactions.

  C. Name and address of the record shareholder, including zip codes and tax identification numbers (but shall not include responsibility for obtaining certified tax identification numbers or impending back-up withholding).

  D. Records of distributions and dividend payments.

  E. Transfer records.

  F. Overall control records.

II.  REGULAR DAILY OPERATIONS.

Winsbury shall perform the following functions:

A. Process new accounts on the shareholder file by processing directly from the dealer.

B. Process additional purchases to the records of accounts already on the shareholder file. In such instances, on the dealer's instructions, allocate investor payments among the Funds.

C. Transfer of shares upon the receipt of proper instructions from dealer.

D. Process changes of dealer/representative on accounts.

E. Process instructions from shareholders of the Trust to redeem shares of the Trust as the agent for the Trust.


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III. PERIODIC OPERATIONS.

  A. Upon receipt of instructions as to payment of dividends and distributions, which may be standing instructions, compute distributions and inform the Trust of the amount to be reinvested in additional shares.

  B. Process redemptions as instructed by dealer.

  C. Mail semi-annual and annual Trust and/or Fund reports and prospectuses.

  D. Produce transcripts of account history as requested by the Trust or by the dealer.

  E. Prepare and file Form 1099's with Internal Revenue Service.

IV.  CONTROLS.

  A. Maintain all balance controls daily and produce monthly summaries expressed in:

     1.  shares

     2.  dollar amounts

V. SPECIAL SERVICES INCLUDED.

  A. Prepare envelopes/labels (from address data supplied by dealer as to transmission accounts) and mail proxy statements; tabulate and certify votes from returned ballots.


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
                                   SCHEDULE B

                                      FEES


         Per Number of Accounts                       Annual Minimum Per Fund
         ----------------------                       -----------------------
                 1-500                                $6,000.00 plus expenses
               500-*                                  $6,000.0* plus expenses



* Base annual fee of $12.00 for Variable Net Asset Value Funds and $6.00 for Money Market Funds (Daily Dividend) will apply after minimum of $6,000 per year per Fund has been satisfied.


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
                                   SCHEDULE C

                                    REPORTS


I.   Daily Activity Report (liquidations processed that day)

II.  Daily Share Summary Report (by Fund)

     A. Beginning balance

     B. Liquidations

     C. Payments

     D. Exchanges

     E. Adjustments

     F. Ending Balance

III. Daily Proof Sheet Summary and Transaction Register

IV. Daily Share Reconciliation Report (reconciling Share Summary Report to Daily Proof Summary Sheet)

V.   Weekly Position Reports (showing all account balances)

VI.  Monthly Dividend Reports

VII. Report by independent public accountants concerning Winsbury's accounting system and internal accounting controls, at such times, as the Trust may reasonably require. These reports shall be of sufficient detail and scope to provide reasonable accuracy that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, shall state.

VIII.  Sales Data Reports for blue sky reporting.


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